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Exhibit 3.7

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MIDSTATES PETROLEUM COMPANY LLC
(A Delaware Limited Liability Company)

        This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of MIDSTATES PETROLEUM COMPANY LLC (this "Agreement"), effective June 11, 2013, is adopted, executed and agreed to by Midstates Petroleum Company, Inc., a Delaware corporation (the "Member").

  1.
  Formation.    MIDSTATES PETROLEUM COMPANY LLC (the "Company") has been formed prior to the date hereof as a Delaware limited liability company under and pursuant to the Limited Liability Company Act of the State of Delaware (the "Act").

  2.
  Operating Agreement.    This Agreement shall replace any prior operating agreements of the Company in their entirety.

  3.
  Term.    The Company shall have a perpetual existence.

  4.
  Purposes.    The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act

  5.
  Sole Member.    The Member shall be the sole Member of the Company.

  6.
  Contributions.    Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

  7.
  Distributions.    The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

  8.
  Management.    The management of the Company shall be vested in a Board of Managers consisting of one or more persons. Initially, the Board of Managers shall consist of John P. Foley.

  9.
  Officers.    The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company's business, including employees and agents who may be designated as officers with titles including but not limited to, "chief executive officer," "president," "chief financial officer," "chief operating officer," "executive vice president," "corporate counsel," "treasurer" and "secretary," as and to the extent authorized by the Board of Managers. Initially, the persons listed on Exhibit A attached hereto shall be appointed as and have the title set forth opposite each of their names.

  10.
  Dissolution.    The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned, the Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

MIDSTATES PETROLEUM COMPANY, INC.
By:
	Name:	John P. Foley
	Title:	Vice President—Corporate Counsel and Secretary

SIGNATURE PAGE TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
MIDSTATES PETROLEUM COMPANY LLC

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  Exhibit 3.7
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MIDSTATES PETROLEUM COMPANY LLC (A Delaware Limited Liability Company)